SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 FORM 8-K/A
                              Amendment No. 1


                              CURRENT REPORT



  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported): October 31, 1996


               SOUTH ALABAMA BANCORPORATION, INC.
      (Exact name of registrant as specified in its charter)



   ALABAMA                          0-15423                 63-0909434
(State or other jurisdiction        (Commission            (IRS Employer
 of incorporation)                  File Number)           Identification No.)



                           100 St. Joseph Street
                            Mobile, Alabama 36602
                 (Address of principal executive offices)



      Registrant s telephone number, including area code 334-431-7800


     Item 2.   Acquisition or Disposition of Assets.

     On October 31, 1996, First Monco Bancshares, Inc., a bank holding company under the Bank Holding Company Act, was merged with and into the Registrant. The merger was completed under the terms of an Agreement and Plan of Merger, dated as of May 31, 1996, as amended and restated as of August 21, 1996
(the "Agreement").

     Pursuant to the Agreement, each of the 11,795 shares of the common stock of First Monco Bancshares, Inc. will be exchanged for 103.91 shares of stock in the combined company. Each share of the Registrant s stock remains equal to one share of the combined company.


     Prior to the merger First Monco Bancshares, Inc. was the owner of 100% of the stock of the Monroe County Bank, an Alabama banking corporation having, immediately prior to the merger, total assets of approximately $91 million, total deposits of approximately $79 million, loans of approximately $22 million and shareholders equity of approximately $12 million. The Monroe County Bank operates out of two banking locations in Monroe County.

     Effective upon consummation of the merger, the Board of Directors of the Registrant is comprised of 14 members, 11 of whom were the incumbent directors of the Registrant prior to the merger, and 3 of whom were directors of First Monco Bancshares, Inc. prior to the merger. The Monroe County Bank, as well as The Bank of Mobile and First National Bank, Brewton, the Registrant's two wholly owned subsidiaries, will continue to operate under their current names, boards of directors and management.

     Item 7.   Financial statements of business acquired.

     The financial statements of First Monco Bancshares, Inc. and the pro forma financial information required by Article 11 of Regulation S-X in connection with the merger, are included in the Registrant's
Registration Statement (No. 333-11305) on Form S-4, as amended (the "Registration Statement"), under the caption PRO FORMA FINANCIAL INFORMATION and in Appendix D, to which reference is hereby made.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              SOUTH ALABAMA BANCORPORATION, INC.
                              (Registrant)


                              W. Bibb Lamar, Jr.
                              W. Bibb Lamar, Jr.
                              President and Chief Executive Officer



Date:    January 17, 1997